 Exhibit 10.1

AGREEMENT

This AGREEMENT (“Agreement”) is made and entered into as of March __, 2015 (“Effective Date”) by and between Lifeguard Licensing Corp., (“LLCorp”), a Delaware corporation, with its principal office at 595 Madison Ave. New York, NY 10022, and Bang Vapor, Inc., a Florida corporation, with its principal office at 600 NE 36th Street, PH 14, Miami, Florida 33137 (“BVI”, each of LLCorp and BVI a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, LLCorp filed applications with the United States Patent and Trademark Office (“USPTO”) on March 4, 2014 for the marks “BANGVAPORIZERS” (Ser. No. 86210260) and “BANGVAPS” (Ser. No. 86210253); (collectively, the “Marks”) on an “Intent-to-Use” basis;

WHEREAS, LLCorp wishes to transfer ownership to BVI, and BVI wishes to acquire from LLCorp, all right, title and interest to the Marks and the goodwill of the business associated with the aforesaid Marks;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby established, and in consideration of the terms and conditions set forth herein, the Parties agree as follows:

1. Process Undertaken.

(a) LLCorp has used the Marks in interstate commerce.

(b) BVI or its agent will file for LLCorp a Statement of Use with the USPTO for the marks BANGVAPORIZERS (Ser. No. 86210260) and BANGVAPS (Ser. No. 86210253) recording the use in commerce defined above, and LLCorp hereby provides its authorization to BVI or its agent to file said Statement of Use for LLCorp with the USPTO.

(c) LLCorp shall also execute a Trademark Assignment (attached below) transferring ownership of the marks BANGVAPORIZERS (Ser. No. 86210260) and BANGVAPS (Ser. No. 86210253) to BVI.

3. Further Assurances. Subsequent to the filing of the Statement of Use above, LLCorp will take all actions and execute all documents as BVI may reasonably request to complete all necessary requirements and forms with the USPTO to finalize the registration of the Marks and to have the Marks registered in BVI’s name.

4. Representations and Warranties.

(a)   LLCorp represents and warrants to BVI that:  (i) LLCorp exclusively owns all right, title and interest in and to the trademarks applications Ser. No. 86210260 and Ser. No. 86210253; (ii) LLCorp has not granted and will not grant any licenses or other rights to the Marks to any third party; (iii) LLCorp has not granted to any third party any encumbrance in the Marks; (iv) there are no legal actions, investigations, claims, or proceedings pending or, to its knowledge threatened, against LLCorp relating to the Marks; (v) to the knowledge of LLCorp without inquiry, the Marks do not violate any trademark, trade dress, copyright or similar right of any third party under the laws of the United States of America or any state or territory thereof (but not, for the avoidance of doubt, the  laws of any foreign country) and (f) LLCorp will not at any point challenge: x) the validity or enforceability of any trademark registrations issuing for the Marks or any related trademark applications owned by BVI, y) the validity of the transfer of any trademark rights under this Agreement or said Trademark Assignment, or z) any of BVI’s rights in the Marks or any related marks owned by BVI.

(b)   BVI represents and warrants to LLCorp that: (a) the Products have been manufactured and produced in accordance with applicable law and (b) the Products are fit for sale to the end consumers without the need for any further licensing, registration or other obligation pursuant to applicable law.

(c)   Bang Holdings Corp. represents and warrants to LLCorp that: (a) the shares to be issued pursuant to Section 5 below are duly authorized and will be legally issued, fully paid and non-assessable pursuant to all necessary and appropriate corporate action on the part of Bang Holdings Corp. and are not subject to any liens or other encumbrances and (b) Subject to Section 6 below, any opinion letter required to remove the restricted stock legend on the stock certificate shall be provided and issued by Bang Holdings Corp. LLCorp may use another attorney in its sole discretion for the opinion. The parties hereby agree that Bang Holdings Corp. will cover all legal costs associated with the issuance of the opinion letter.

5. Compensation and Penalties. As consideration for the processes undertaken by LLCorp under this Agreement, LLCorp shall be issued Five Hundred Thousand (500,000) shares of common stock, valued at $1.00 per share, of Bang Holdings Corp., the corporate parent of BVI (the “Shares”), such shares to be issued upon execution hereof and held in escrow by counsel to BVI to be released without condition to LLCorp upon the final registration of the Marks. In the event that the Marks are not registered by the USPTO, LLCorp shall not receive the Shares.

6. Lock Up. LLCorp shall not offer, pledge, sell or otherwise dispose of any Shares during the period beginning on and including the date hereof until 270 days after Bang Holdings Corp. becomes a reporting company under Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.

7. Indemnification.  Each of the parties hereto will defend, indemnify, and hold harmless the other, and each of such party’s officers, directors, shareholders, successors, and assigns, from and against all losses, liabilities, and costs including, without limitation, reasonable attorneys’ fees, expenses, penalties, judgments, claims and demands of every kind and character that such indemnified party, its officers, directors, shareholders, successors, and assigns may incur, suffer, or be required to pay arising out of, based upon, or by reason of the breach by an indemnifying party of any of the representations or warranties made by such party in Section 4 of this Agreement.

8. Miscellaneous.

(a) Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement will be paid by the Party incurring those costs and expenses.

(b) Arms-Length.  Each Party acknowledges and agrees that the Agreement is the product of an arm’s-length negotiation, without duress, coercion, or collusion, and will be interpreted as agreements between two Parties of equal bargaining strength.  It is the Parties’ intention that the Agreement reflects the conditions which would be obtained between comparable, independent persons in substantially similar transactions (taking into account the relative responsibilities and risks between the Parties) and comparable circumstances (taking into account the location, market, and economic conditions), thereby providing the closest approximation of the workings of the open market.

(c) Entire Agreement.  This Agreement and the accompanying Trademark Assignment constitutes the entire agreement between the Parties and supersedes all prior oral and written negotiations, communications, discussions, and correspondence pertaining to the subject matter of this Agreement.

(d) Headings, “including.”  The article and section headings and any table of contents in the Agreement are for reference and convenience only and will not be considered in the interpretation of any of the Agreement.  The term “including” means by way of example and not of limitation.

(e) Amendments and Waivers.  This Agreement may only be amended or modified by an instrument in writing signed by each Party’s President or Chief Executive Officer or Managing Member, as applicable.

(f) Binding Effect.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns. The Parties agree that Bang Holdings Corp. will be a third-party beneficiary of Sections 3-5 of this Agreement, with the right to enforce same directly against LLCorp without the consent of BVI, and that any recovery obtained by Bang Holdings Corp when acting as a third-party beneficiary shall be solely for the benefit of (and will be paid directly to) Bang Holdings Corp.

(g) Governing Law.  The interpretation and enforceability of this Agreement and the rights and liabilities of the Parties under this Agreement will be governed by the laws of the State of Florida without giving effect to any principles of conflict of laws.

(h) Jurisdiction.  Each Party hereby irrevocably submits to the personal jurisdiction of any state or federal court sitting in the State of Florida, Miami Dade County, in any suit, action or proceeding arising out of or relating to any of this Agreement.  Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which that Party may raise now, or later have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each Party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court will be conclusive and binding upon such Party, and may be enforced in any court of the jurisdiction in which such Party is or may be subject by a suit upon such judgment.

(i) Specific Performance.  The Parties agree that irreparable damage would occur if any provision of the Agreement were not performed in accordance with the terms of the Agreement, and that the Parties will be entitled to seek specific performance of the terms of the Agreement, in addition to any other remedy to which they are entitled at law or in equity.

(k)Attorneys’ Fees.  In any suit, action, counterclaim, or arbitration brought relating to this Agreement or the breach or alleged breach of this Agreement, the prevailing Party will be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses.  For purposes of this Section 8(k), “prevailing Party” will mean: (a) a prevailing Party in any litigation as determined by a court of competent jurisdiction; and (b) a Party who agrees to dismiss an action or proceeding with prejudice upon the other’s payment of the sums allegedly due or performance of convents allegedly breached.

(l) Severability.  If any provision of the Agreement is held by a court of competent jurisdiction to be invalid, unenforceable, or void, that provision will be enforced to the fullest extent permitted by applicable law, and the remainder of the Agreement will remain in full force and effect.  If the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that that court deems enforceable, then that court will reduce the time period or scope to the maximum time period or scope permitted by law.  If the geographic region or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum geographic region or scope that that court deems enforceable, then that court will reduce the geographic region or scope to the maximum time period or scope permitted by law.

(m) Counterparts.  The Agreement and any document related to the Agreement may be executed by the Parties on any number of separate counterparts, by facsimile or email, and all of those counterparts taken together will be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document.  A facsimile or portable document format (“.pdf”) signature page will constitute an original for the purposes of this Section 8(m).

(n) Force Majeure. Neither Party will be in breach or default under this Agreement by reason of any failure or delay in the performance of its obligations under this Agreement where the failure or delay is due to any unforeseen cause beyond its control, including civil disturbances, riot, rebellion, invasion, epidemic, war, terrorism, embargo, natural disaster, acts of God, flood, fire, sabotage, other events or any other circumstances or causes beyond that Party’s control; provided, however, that the delayed Party gives the other Party prompt written notice of the failure or delay and the reason for that failure or delay and uses its reasonable efforts to avoid or limit the resulting failure or delay.  Subject to the foregoing sentence, the period of performance for the delayed obligation will be extended by the duration of the delay.

IN WITNESS WHEREOF, LLCorp and BVI have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LLCORP:

Lifeguard Licensing Corp. a Delaware corporation
By:
Name:	Ruby Azrak
Title:	President

BVI: BANG VAPOR, INC. a Florida corporation

By:
Name:	Steve Berke
Title:	President

BANG HOLDINGS CORP.

a Florida corporation

By:
Name:	Steve Berke
Title:	President

TRADEMARK ASSIGNMENT

This TRADEMARK ASSIGNMENT (this “Assignment”) is made and entered into as of March_________, 2015 (“ Effective Date ”) by and between Lifeguard Licensing Corp., (“LLCorp”), a Delaware corporation, with its principal office at 595 Madison Ave. New York, NY 10022, and Bang Vapor, Inc., a Florida corporation, with its principal office at 600 NE 36th Street, PH 14, Miami, Florida 33137 (“BVI”, each of LLCorp and BVI a “Party”, and collectively, the “Parties”).

WHEREAS, LLCorp has adopted and used in its business the following trademarks for which applications have been made at the U.S. Patent and Trademark Office (“USPTO”) on March 4, 2014: Ser. No. 86210260 for the mark “BANGVAPORIZERS” and Ser. No. 86210253 for the mark “BANGVAPS” (collectively, the “Marks”);

WHEREAS, BVI wishes to acquire from LLCorp, all right, title and interest to the Marks and the goodwill of the business associated with the aforesaid Marks;

Now, therefore, for ten dollars ($10) and other good and valuable consideration, receipt of which is hereby acknowledged, LLCorp does hereby sell, assign, transfer and set over unto BVI the entire right, title and interest in and to said Marks, and all related applications and registrations and the goodwill of the business associated with aforesaid Marks.

IN WITNESS WHEREOF, LLCorp and BVI have caused this Trademark Assignment to be executed by their duly authorized representatives.

LLCORP:

Lifeguard Licensing Corp.

a Delaware corporation

By:
Name:	Ruby Azrak
Title:	President

BVI:

Bang Vapor, Inc.,

a Florida corporation

By:
Name:	Steve Berke
Title:	President